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        NEWS BULLETIN FROM                        32605 W. Twelve Mile Rd.
                                                  Suite 250
        [COVANSYS]                                Farmington Hills, MI  48334

                                                  NASDAQ:  CVNS

        FOR FURTHER INFORMATION

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AT THE COMPANY:                      AT FINANCIAL RELATIONS BOARD: EMAIL ADDRESS:


David Roady                          George Zagoudis-General Info gzagoudis@financialrelationsboard.com
Vice President                       Lisa Fortuna--Analysts lfortuna@financialrelationsboard.com
Investor Relations                   312-266-7800
248-488-2088
droady@covansys.com
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FOR IMMEDIATE RELEASE
TUESDAY, MARCH 30, 2004

      COVANSYS COMPLETES ACCOUNTING REVIEW AND FILES FORM 10-K WITH THE SEC

FARMINGTON HILLS, MI., MARCH 30, 2004 - Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, today announced that the Company's internal review of certain accounting matters related to a select number of contracts is complete, and the Company's Form 10-K for the fiscal year ended December 31, 2003, has been filed with the Securities and Exchange Commission (SEC). As a result of this review, Covansys has revised its previously announced financial results for the fiscal year and quarter ended December 31, 2003, from those contained in its press release dated February 11, 2004.

The net effect of the accounting adjustments is to decrease net income by $0.5 million, or one cent per share, for both fiscal year and quarter ended December 31, 2003. Revenue and gross profit were reduced by $0.2 million and $0.8 million, respectively, in the same period. None of these adjustments has any impact on the Company's cash balances.


ABOUT COVANSYS
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.


                        FOR MORE INFORMATION ON COVANSYS,
                 visit the Company's website at WWW.COVANSYS.COM
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.